Exhibit 99.4

Master Repurchase Agreement

September 1996 Version
Dated as of:	April 21, 2008
Between:	MAGUIRE PROPERTIES- HOLDINGS V, LLC, as Seller
And	GREENWICH CAPITAL FINANCIAL PRODUCTS, INC, as Buyer
1.	Applicability

From time to time the parties hereto may enter into transactions in which one party (“Seller”) agrees to transfer to the other (“Buyer”) securities or other assets (“Securities”) against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to transfer to Seller such Securities at a date certain or on demand, against the transfer of funds by Seller. Each such transaction shall be referred to herein as a “Transaction” and, unless otherwise agreed in writing, shall be governed by this Agreement, including any supplemental terms or conditions contained in Annex I hereto and in any other annexes identified herein or therein as applicable hereunder.

2.	Definitions

(a)
“Act of Insolvency”, with respect to any party, (i) the commencement by such party as debtor of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, moratorium, dissolution, delinquency or similar law, or such party seeking the appointment or election of a receiver, conservator, trustee, custodian or similar official for such party or any substantial part of its property, or the convening of any meeting of creditors for purposes of commencing any such case or proceeding or seeking such an appointment or election, (ii) the commencement of any such case or proceeding against such party, or another seeking such an appointment or election, or the filing against a party of an application for a protective decree under the provisions of the Securities Investor Protection Act of 1970, which (A) is consented to or not timely contested by such party, (B) results in the entry of an order for relief, such an appointment or election, the issuance of such a protective decree or the entry of an order having a similar effect, or (C) is not dismissed within 15 days, (iii) the making by such party of a general assignment for the benefit of creditors, or (iv) the admission in writing by such party of such party’s inability to pay such party’s debts as they become due;

(b)	“Additional Purchased Securities”, Securities provided by Seller to Buyer pursuant to Paragraph 4(a) hereof;

(c)
“Buyer’s Margin Amount”, with respect to any Transaction as of any date, the amount obtained by application of the Buyer’s Margin Percentage to the Repurchase Price for such Transaction as of such date;

(d)
“Buyer’s Margin Percentage”, with respect to any Transaction as of any date, a percentage (which may be equal to the Seller’s Margin Percentage) agreed to by Buyer and Seller or, in the absence of any such agreement, the percentage obtained by dividing the Market Value of the Purchased Securities on the Purchase Date by the Purchase Price on the Purchase Date for such Transaction;

(e)	“Confirmation”, the meaning specified in Paragraph 3(b) hereof;

(f)	“Income”, with respect to any Security at any time, any principal thereof and all interest, dividends or other distributions thereon;

(g)	“Margin Deficit”, the meaning specified in Paragraph 4(a) hereof;

(h)	“Margin Excess”, the meaning specified in Paragraph 4(b) hereof;

(i)
“Margin Notice Deadline”, the time agreed to by the parties in the relevant Confirmation, Annex I hereto or otherwise as the deadline for giving notice requiring same-day satisfaction of margin maintenance obligations as provided in Paragraph 4 hereof (or, in the absence of any such agreement, the deadline for such purposes established in accordance with market practice);

(j)
“Market Value”, with respect to any Securities as of any date, the price for such Securities on such date obtained from a generally recognized source agreed to by the parties or the most recent closing bid quotation from such a source, plus accrued Income to the extent not included therein (other than any Income credited or transferred to, or applied to the obligations of, Seller pursuant to Paragraph 5 hereof ) as of such date (unless contrary to market practice for such Securities);

(k)
“Price Differential”, with respect to any Transaction as of any date, the aggregate amount obtained by daily application of the Pricing Rate for such Transaction to the Purchase Price for such Transaction on a 360 day per year basis for the actual number of days during the period commencing on (and including) the Purchase Date for such Transaction and ending on (but excluding) the date of determination (reduced by any amount of such Price Differential previously paid by Seller to Buyer with respect to such Transaction);

(l)	“Pricing Rate”, the per annum percentage rate for determination of the Price Differential;

(m)	“Prime Rate”, the prime rate of U.S. commercial banks as published in The Wall Street Journal (or, if more than one such rate is published, the average of such rates);

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(n)	“Purchase Date”, the date on which Purchased Securities are to be transferred by Seller to Buyer;

(o)
“Purchase Price”, (i) on the Purchase Date, the price at which Purchased Securities are transferred by Seller to Buyer, and (ii) thereafter, except where Buyer and Seller agree otherwise, such price increased by the amount of any cash transferred by Buyer to Seller pursuant to Paragraph 4(b) hereof and decreased by the amount of any cash transferred by Seller to Buyer pursuant to Paragraph 4(a) hereof or applied to reduce Seller’s obligations under clause (ii) of Paragraph 5 hereof;

(p)
“Purchased Securities”, the Securities transferred by Seller to Buyer in a Transaction hereunder, and any Securities substituted therefor in accordance with Paragraph 9 hereof.  The term “Purchased Securities” with respect to any Transaction at any time also shall include Additional Purchased Securities delivered pursuant to Paragraph 4(a) hereof and shall exclude Securities returned pursuant to Paragraph 4(b) hereof;

(q)	“Repurchase Date”, the date on which Seller is to repurchase the Purchased Securities from Buyer, including any date determined by application of the provisions of Paragraph 3(c) or 11 hereof;

(r)
“Repurchase Price”, the price at which Purchased Securities are to be transferred from Buyer to Seller upon termination of a Transaction, which will be determined in each case (including Transactions terminable upon demand) as the sum of the Purchase Price and the Price Differential as of the date of such determination;

(s)
“Seller’s Margin Amount”, with respect to any Transaction as of any date, the amount obtained by application of the Seller’s Margin Percentage to the Repurchase Price for such Transaction as of such date;

(t)
“Seller’s Margin Percentage”, with respect to any Transaction as of any date, a percentage (which may be equal to the Buyer’s Margin Percentage) agreed to by Buyer and Seller or, in the absence of any such agreement, the percentage obtained by dividing the Market Value of the Purchased Securities on the Purchase Date by the Purchase Price on the Purchase Date for such Transaction.

3.	Initiation; Confirmation; Termination

(a)
An agreement to enter into a Transaction may be made orally or in writing at the initiation of either Buyer or Seller. On the Purchase Date for the Transaction, the Purchased Securities shall be transferred to Buyer or its agent against the transfer of the Purchase Price to an account of Seller.

(b)
Upon agreeing to enter into a Transaction hereunder, Buyer or Seller (or both), as shall be agreed, shall promptly deliver to the other party a written confirmation of each Transaction (a “Confirmation”). The Confirmation shall describe the Purchased Securities (including CUSIP number, if any), identify Buyer and Seller

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and set forth (i) the Purchase Date, (ii) the Purchase Price, (iii) the Repurchase Date, unless the Transaction is to be terminable on demand, (iv) the Pricing Rate or Repurchase Price applicable to the Transaction, and (v) any additional terms or conditions of the Transaction not inconsistent with this Agreement.  The Confirmation, together with this Agreement, shall constitute conclusive evidence of the terms agreed between Buyer and Seller with respect to the Transaction to which the Confirmation relates, unless with respect to the Confirmation specific objection is made promptly after receipt thereof.  In the event of any conflict between the terms of such Confirmation and this Agreement, this Agreement shall prevail.

(c)
In the case of Transactions terminable upon demand, such demand shall be made by Buyer or Seller, no later than such time as is customary in accordance with market practice, by telephone or otherwise on or prior to the business day on which such termination will be effective. On the date specified in such demand, or on the date fixed for termination in the case of Transactions having a fixed term, termination of the Transaction will be effected by transfer to Seller or its agent of the Purchased Securities and any Income in respect thereof received by Buyer (and not previously credited or transferred to, or applied to the obligations of, Seller pursuant to Paragraph 5 hereof ) against the transfer of the Repurchase Price to an account of Buyer.

4.	Margin Maintenance

(a)
If at any time the aggregate Market Value of all Purchased Securities subject to all Transactions in which a particular party hereto is acting as Buyer is less than the aggregate Buyer’s Margin Amount for all such Transactions (a “Margin Deficit”), then Buyer may by notice to Seller require Seller in such Transactions, at Seller’s option, to transfer to Buyer cash or additional Securities reasonably acceptable to Buyer (“Additional Purchased Securities”), so that the cash and aggregate Market Value of the Purchased Securities, including any such Additional Purchased Securities, will thereupon equal or exceed such aggregate Buyer’s Margin Amount (decreased by the amount of any Margin Deficit as of such date arising from any Transactions in which such Buyer is acting as Seller).

(b)
If at any time the aggregate Market Value of all Purchased Securities subject to all Transactions in which a particular party hereto is acting as Seller exceeds the aggregate Seller’s Margin Amount for all such Transactions at such time (a “Margin Excess”), then Seller may by notice to Buyer require Buyer in such Transactions, at Buyer’s option, to transfer cash or Purchased Securities to Seller, so that the aggregate Market Value of the Purchased Securities, after deduction of any such cash or any Purchased Securities so transferred, will thereupon not exceed such aggregate Seller’s Margin Amount (increased by the amount of any Margin Excess as of such date arising from any Transactions in which such Seller is acting as Buyer).

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(c)
If any notice is given by Buyer or Seller under subparagraph (a) or (b) of this Paragraph at or before the Margin Notice Deadline on any business day, the party receiving such notice shall transfer cash or Additional Purchased Securities as provided in such subparagraph no later than the close of business in the relevant market on such day.  If any such notice is given after the Margin Notice Deadline, the party receiving such notice shall transfer such cash or Securities no later than the close of business in the relevant market on the next business day following such notice.

(d)	Any cash transferred pursuant to this Paragraph shall be attributed to such Transactions as shall be agreed upon by Buyer and Seller.

(e)
Seller and Buyer may agree, with respect to any or all Transactions hereunder, that the respective rights of Buyer or Seller (or both) under subparagraphs (a) and (b) of this Paragraph may be exercised only where a Margin Deficit or Margin Excess, as the case may be, exceeds a specified dollar amount or a specified percentage of the Repurchase Prices for such Transactions (which amount or percentage shall be agreed to by Buyer and Seller prior to entering into any such Transactions).

(f)
Seller and Buyer may agree, with respect to any or all Transactions hereunder, that the respective rights of Buyer and Seller under subparagraphs (a) and (b) of this Paragraph to require the elimination of a Margin Deficit or a Margin Excess, as the case may be, may be exercised whenever such a Margin Deficit or Margin Excess exists with respect to any single Transaction hereunder (calculated without regard to any other Transaction outstanding under this Agreement).

5.	Income Payments

Seller shall be entitled to receive an amount equal to all Income paid or distributed on or in respect of the Securities that is not otherwise received by Seller, to the full extent it would be so entitled if the Securities had not been sold to Buyer. Buyer shall, as the parties may agree with respect to any Transaction (or, in the absence of any such agreement, as Buyer shall reasonably determine in its discretion), on the date such Income is paid or distributed either (i) transfer to or credit to the account of Seller such Income with respect to any Purchased Securities subject to such Transaction or (ii) with respect to Income paid in cash, apply the Income payment or payments to reduce the amount, if any, to be transferred to Buyer by Seller upon termination of such Transaction. Buyer shall not be obligated to take any action pursuant to the preceding sentence (A) to the extent that such action would result in the creation of a Margin Deficit, unless prior thereto or simultaneously therewith Seller transfers to Buyer cash or Additional Purchased Securities sufficient to eliminate such Margin Deficit, or (B) if an Event of Default with respect to Seller has occurred and is then continuing at the time such Income is paid or distributed.

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6.	Security Interest

Although the parties intend that all Transactions hereunder be sales and purchases and not loans, in the event any such Transactions are deemed to be loans, Seller shall be deemed to have pledged to Buyer as security for the performance by Seller of its obligations under each such Transaction, and shall be deemed to have granted to Buyer a security interest in, all of the Purchased Securities with respect to all Transactions hereunder and all Income thereon and other proceeds thereof.

7.	Payment and Transfer

Unless otherwise mutually agreed, all transfers of funds hereunder shall be in immediately available funds. All Securities transferred by one party hereto to the other party (i) shall be in suitable form for transfer or shall be accompanied by duly executed instruments of transfer or assignment in blank and such other documentation as the party receiving possession may reasonably request, (ii) shall be transferred on the book-entry system of a Federal Reserve Bank, or (iii) shall be transferred by any other method mutually acceptable to Seller and Buyer.

8.	Segregation of Purchased Securities

To the extent required by applicable law, all Purchased Securities in the possession of Seller shall be segregated from other securities in its possession and shall be identified as subject to this Agreement. Segregation may be accomplished by appropriate identification on the books and records of the holder, including a financial or securities intermediary or a clearing corporation.  All of Seller’s interest in the Purchased Securities shall pass to Buyer on the Purchase Date and, unless otherwise agreed by Buyer and Seller, nothing in this Agreement shall preclude Buyer from engaging in repurchase transactions with the Purchased Securities or otherwise selling, transferring, pledging or hypothecating the Purchased Securities, but no such transaction shall relieve Buyer of its obligations to transfer Purchased Securities to Seller pursuant to Paragraph 3, 4 or 11 hereof, or of Buyer’s obligation to credit or pay Income to, or apply Income to the obligations of, Seller pursuant to Paragraph 5 hereof.

Required Disclosure for Transactions in Which the Seller Retains Custody of the Purchased Securities. Seller is not permitted to substitute other securities for those subject to this Agreement and therefore must keep Buyer’s securities segregated at all times, unless in this Agreement Buyer grants Seller the right to substitute other securities.  If Buyer grants the right to substitute, this means that Buyer’s securities will likely be commingled with Seller’s own securities during the trading day.  Buyer is advised that, during any trading day that Buyer’s securities are commingled with Seller’s securities, they [will]* [may]** be subject to liens granted by Seller to [its clearing bank]* [third parties]** and may be used by Seller for deliveries on other securities transactions.  Whenever the securities are commingled, Seller’s ability to resegregate substitute securities for Buyer will be subject to Seller’s ability to satisfy [the clearing]* [any]** lien or to obtain substitute securities.

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*Language to be used under 17 C.F.R B403.4(e) if Seller is a government securities broker or dealer other than a financial institution.

**Language to be used under 17 C.F.R. B403.5(d) if Seller is a financial institution.

9.	Substitution

(a)
Seller may, subject to agreement with and acceptance by Buyer, substitute other Securities for any Purchased Securities. Such substitution shall be made by transfer to Buyer of such other Securities and transfer to Seller of such Purchased Securities. After substitution, the substituted Securities shall be deemed to be Purchased Securities.

(b)
In Transactions in which Seller retains custody of Purchased Securities, the parties expressly agree that Buyer shall be deemed, for purposes of subparagraph (a) of this Paragraph, to have agreed to and accepted in this Agreement substitution by Seller of other Securities for Purchased Securities; provided, however, that such other Securities shall have a Market Value at least equal to the Market Value of the Purchased Securities for which they are substituted.

10.	Representations

Each of Buyer and Seller represents and warrants to the other that (i) it is duly authorized to execute and deliver this Agreement, to enter into Transactions contemplated hereunder and to perform its obligations hereunder and has taken all necessary action to authorize such execution, delivery and performance, (ii) it will engage in such Transactions as principal (or, if agreed in writing, in the form of an annex hereto or otherwise, in advance of any Transaction by the other party hereto, as agent for a disclosed principal), (iii) the person signing this Agreement on its behalf is duly authorized to do so on its behalf (or on behalf of any such disclosed principal), (iv) it has obtained all authorizations of any governmental body required in connection with this Agreement and the Transactions hereunder and such authorizations are in full force and effect and (v) the execution, delivery and performance of this Agreement and the Transactions hereunder will not violate any law, ordinance, charter, bylaw or rule applicable to it or any agreement by which it is bound or by which any of its assets are affected. On the Purchase Date for any Transaction Buyer and Seller shall each be deemed to repeat all the foregoing representations made by it.

11.	Events of Default

In the event that (i) Seller fails to transfer or Buyer fails to purchase Purchased Securities upon the applicable Purchase Date, (ii) Seller fails to repurchase or Buyer fails to transfer Purchased Securities upon the applicable Repurchase Date, (iii) Seller or Buyer fails to comply with Paragraph 4 hereof, (iv) Buyer fails, after one business day’s notice, to comply with Paragraph 5 hereof, (v) an Act of Insolvency occurs with respect to Seller or Buyer, (vi) any representation made by Seller or Buyer shall have been incorrect or

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untrue in any material respect when made or repeated or deemed to have been made or repeated, or (vii) Seller or Buyer shall admit to the other its inability to, or its intention not to, perform any of its obligations hereunder (each an “Event of Default”):

(a)
The nondefaulting party may, at its option (which option shall be deemed to have been exercised immediately upon the occurrence of an Act of Insolvency), declare an Event of Default to have occurred hereunder and, upon the exercise or deemed exercise of such option, the Repurchase Date for each Transaction hereunder shall, if it has not already occurred, be deemed immediately to occur (except that, in the event that the Purchase Date for any Transaction has not yet occurred as of the date of such exercise or deemed exercise, such Transaction shall be deemed immediately canceled).  The nondefaulting party shall (except upon the occurrence of an Act of Insolvency) give notice to the defaulting party of the exercise of such option as promptly as practicable.

(b)
In all Transactions in which the defaulting party is acting as Seller, if the nondefaulting party exercises or is deemed to have exercised the option referred to in subparagraph (a) of this Paragraph, (i) the defaulting party’s obligations in such Transactions to repurchase all Purchased Securities, at the Repurchase Price therefor on the Repurchase Date determined in accordance with subparagraph (a) of this Paragraph, shall thereupon become immediately due and payable, (ii) all Income paid after such exercise or deemed exercise shall be retained by the nondefaulting party and applied to the aggregate unpaid Repurchase Prices and any other amounts owing by the defaulting party hereunder, and (iii) the defaulting party shall immediately deliver to the nondefaulting party any Purchased Securities subject to such Transactions then in the defaulting party’s possession or control.

(c)
In all Transactions in which the defaulting party is acting as Buyer, upon tender by the nondefaulting party of payment of the aggregate Repurchase Prices for all such Transactions, all right, title and interest in and entitlement to all Purchased Securities subject to such Transactions shall be deemed transferred to the nondefaulting party, and the defaulting party shall deliver all such Purchased Securities to the nondefaulting party.

(d)
If the nondefaulting party exercises or is deemed to have exercised the option referred to in subparagraph (a) of this Paragraph, the nondefaulting party, without prior notice to the defaulting party, may:

(i)
as to Transactions in which the defaulting party is acting as Seller, (A) immediately sell, in a recognized market (or otherwise in a commercially reasonable manner) at such price or prices as the nondefaulting party may reasonably deem satisfactory, any or all Purchased Securities subject to such Transactions and apply the proceeds thereof to the aggregate unpaid Repurchase Prices and any other amounts owing by the defaulting party hereunder or (B) in its sole discretion elect, in lieu of selling all or a portion of such Purchased Securities, to give the

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defaulting party credit for such Purchased Securities in an amount equal to the price therefor on such date, obtained from a generally recognized source or the most recent closing bid quotation from such a source, against the aggregate unpaid Repurchase Prices and any other amounts owing by the defaulting party hereunder; and

(ii)
as to Transactions in which the defaulting party is acting as Buyer, (A) immediately purchase, in a recognized market (or otherwise in a commercially reasonable manner) at such price or prices as the nondefaulting party may reasonably deem satisfactory, securities (“Replacement Securities”) of the same class and amount as any Purchased Securities that are not delivered by the defaulting party to the nondefaulting party as required hereunder or (B) in its sole discretion elect, in lieu of purchasing Replacement Securities, to be deemed to have purchased Replacement Securities at the price therefor on such date, obtained from a generally recognized source or the most recent closing offer quotation from such a source.

Unless otherwise provided in Annex I, the parties acknowledge and agree that (1) the Securities subject to any Transaction hereunder are instruments traded in a recognized market, (2) in the absence of a generally recognized source for prices or bid or offer quotations for any Security, the nondefaulting party may establish the source therefor in its sole discretion and (3) all prices, bids and offers shall be determined together with accrued Income (except to the extent contrary to market practice with respect to the relevant Securities).

(e)
As to Transactions in which the defaulting party is acting as Buyer, the defaulting party shall be liable to the nondefaulting party for any excess of the price paid (or deemed paid) by the nondefaulting party for Replacement Securities over the Repurchase Price for the Purchased Securities replaced thereby and for any amounts payable by the defaulting party under Paragraph 5 hereof or otherwise hereunder.

(f)
For purposes of this Paragraph 11, the Repurchase Price for each Transaction hereunder in respect of which the defaulting party is acting as Buyer shall not increase above the amount of such Repurchase Price for such Transaction determined as of the date of the exercise or deemed exercise by the nondefaulting party of the option referred to in subparagraph (a) of this Paragraph.

(g)
The defaulting party shall be liable to the nondefaulting party for (i) the amount of all reasonable legal or other expenses incurred by the nondefaulting party in connection with or as a result of an Event of Default, (ii) damages in an amount equal to the cost (including all fees, expenses and commissions) of entering into replacement transactions and entering into or terminating hedge transactions in connection with or as a result of an Event of Default, and (iii) any other loss, damage, cost or expense directly arising or resulting from the occurrence of an Event of Default in respect of a Transaction.

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(h)
To the extent permitted by applicable law, the defaulting party shall be liable to the nondefaulting party for interest on any amounts owing by the defaulting party hereunder, from the date the defaulting party becomes liable for such amounts hereunder until such amounts are (i) paid in full by the defaulting party or (ii) satisfied in full by the exercise of the nondefaulting party’s rights hereunder. Interest on any sum payable by the defaulting party to the nondefaulting party under this Paragraph 11(h) shall be at a rate equal to the greater of the Pricing Rate for the relevant Transaction or the Prime Rate.

(i)	The nondefaulting party shall have, in addition to its rights hereunder, any rights otherwise available to it under any other agreement or applicable law.

12.	Single Agreement

Buyer and Seller acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, each of Buyer and Seller agrees (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (ii) that each of them shall be entitled to set off claims and apply property held by them in respect of any Transaction against obligations owing to them in respect of any other Transactions hereunder and (iii) that payments, deliveries and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.

13.	Notices and Other Communications

Any and all notices, statements, demands or other communications hereunder may be given by a party to the other by mail, facsimile, telegraph, messenger or otherwise to the address specified in Annex II hereto, or so sent to such party at any other place specified in a notice of change of address hereafter received by the other. All notices, demands and requests hereunder may be made orally, to be confirmed promptly in writing, or by other communication as specified in the preceding sentence.

14.	Entire Agreement; Severability

This Agreement shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

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15.	Non-assignability; Termination

(a)
The rights and obligations of the parties under this Agreement and under any Transaction shall not be assigned by either party without the prior written consent of the other party, and any such assignment without the prior written consent of the other party shall be null and void. Subject to the foregoing, this Agreement and any Transactions shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. This Agreement may be terminated by either party upon giving written notice to the other, except that this Agreement shall, notwithstanding such notice, remain applicable to any Transactions then outstanding.

(b)	Subparagraph (a) of this Paragraph 15 shall not preclude a party from assigning, charging or otherwise dealing with all or any part of its interest in any sum payable to it under Paragraph 11 hereof.

16.	Governing Law

This Agreement shall be governed by the laws of the State of New York without giving effect to the conflict of law principles thereof.

17.	No Waivers, Etc.

No express or implied waiver of any Event of Default by either party shall constitute a waiver of any other Event of Default and no exercise of any remedy hereunder by any party shall constitute a waiver of its right to exercise any other remedy hereunder. No modification or waiver of any provision of this Agreement and no consent by any party to a departure herefrom shall be effective unless and until such shall be in writing and duly executed by both of the parties hereto. Without limitation on any of the foregoing, the failure to give a notice pursuant to Paragraph 4(a) or 4(b) hereof will not constitute a waiver of any right to do so at a later date.

18.	Use of Employee Plan Assets

(a)
If assets of an employee benefit plan subject to any provision of the Employee Retirement Income Security Act of 1974 (“ERISA”) are intended to be used by either party hereto (the “Plan Party”) in a Transaction, the Plan Party shall so notify the other party prior to the Transaction. The Plan Party shall represent in writing to the other party that the Transaction does not constitute a prohibited transaction under ERISA or is otherwise exempt therefrom, and the other party may proceed in reliance thereon but shall not be required so to proceed.

(b)
Subject to the last sentence of subparagraph (a) of this Paragraph, any such Transaction shall proceed only if Seller furnishes or has furnished to Buyer its most recent available audited statement of its financial condition and its most recent subsequent unaudited statement of its financial condition.

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(c)
By entering into a Transaction pursuant to this Paragraph, Seller shall be deemed (i) to represent to Buyer that since the date of Seller’s latest such financial statements, there has been no material adverse change in Seller’s financial condition which Seller has not disclosed to Buyer, and (ii) to agree to provide Buyer with future audited and unaudited statements of its financial condition as they are issued, so long as it is a Seller in any outstanding Transaction involving a Plan Party.

19.	Intent

(a)
The parties recognize that each Transaction is a “repurchase agreement” as that term is defined in Section 101 of Title 11 of the United States Code, as amended (except insofar as the type of Securities subject to such Transaction or the term of such Transaction would render such definition inapplicable), and a “securities contract” as that term is defined in Section 741 of Title 11 of the United States Code, as amended (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

(b)
It is understood that either party’s right to liquidate Securities delivered to it in connection with Transactions hereunder or to exercise any other remedies pursuant to Paragraph 11 hereof is a contractual right to liquidate such Transaction as described in Sections 555 and 559 of Title 11 of the United States Code, as amended.

(c)
The parties agree and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction hereunder is a “qualified financial contract,” as that term is defined in FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

(d)
It is understood that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).

20.	Disclosure Relating to Certain Federal Protections

The parties acknowledge that they have been advised that:

(a)
in the case of Transactions in which one of the parties is a broker or dealer registered with the Securities and Exchange Commission (“SEC”) under Section 15 of the Securities Exchange Act of 1934 (“1934 Act”), the Securities Investor Protection Corporation has taken the position that the provisions of the

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Securities Investor Protection Act of 1970 (“SIPA”) do not protect the other party with respect to any Transaction hereunder;

(b)
in the case of Transactions in which one of the parties is a government securities broker or a government securities dealer registered with the SEC under Section 15C of the 1934 Act, SIPA will not provide protection to the other party with respect to any Transaction hereunder; and

(c)
in the case of Transactions in which one of the parties is a financial institution, funds held by the financial institution pursuant to a Transaction hereunder are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable.

[SIGNATURE PAGE FOLLOWS]

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[SIGNATURE PAGE 1 OF 1]

BUYER:

GREENWICH CAPITAL FINANCIAL PRODUCTS, INC., a Delaware corporation

By:	/s/ LANCE W. HABERIN
Name: Lance W. Haberin
Title: Vice President

SELLER:

MAGUIRE PROPERTIES- HOLDINGS V, LLC, a Delaware limited liability company

By:	MAGUIRE PROPERTIES, L.P., a Maryland limited partnership, its sole member

	By:	MAGUIRE PROPERTIES, INC., a Maryland corporation, its sole general partner

		By:	/s/ MARTIN A. GRIFFITHS
Name: Martin A. Griffiths
Title: Executive Vice President & CFO

ANNEX I AND CONFIRMATION

TO

MASTER REPURCHASE AGREEMENT

Date of Confirmation:  April 21, 2008

Reference is hereby made to that certain Master Repurchase Agreement (the “Repo Agreement”) dated as of April 21, 2008 between GREENWICH CAPITAL FINANCIAL PRODUCTS, INC. (“Buyer”) and MAGUIRE PROPERTIES-HOLDINGS V, LLC, a Delaware limited liability company (“Seller”).  Capitalized terms used but not defined herein shall have the meanings given to such terms in the Repo Agreement.  This document (this “Confirmation”) confirms the agreement of Buyer and Seller to enter into a Transaction on the following terms:

I.           Principal Terms

1.	Buyer:	Greenwich Capital Financial Products, Inc.
2.	Seller:	Maguire Properties-Holdings V, LLC
3.	Purchase Date:	April 21, 2008.
4.	Purchase Price:	On the Purchase Date, the price at which the Purchased Security is transferred by Seller to Buyer (i.e. $35,000,000).
5.	Pricing Rate:
For the period (i) commencing on the Purchase Date through and including May 31, 2009: LIBOR plus 175 basis points reset monthly; (ii) commencing on June 1, 2009 through and including May 31, 2010: LIBOR plus 275 basis points reset monthly; and (iii) commencing on June 1, 2010 and thereafter: LIBOR plus 375 basis points reset monthly. During the occurrence and continuance of an Event of Default, the Pricing Rate shall be the above applicable Pricing Rate plus 500 basis points (i.e., LIBOR plus 675 basis points, LIBOR plus 775 basis points, or LIBOR plus 875 basis points, as applicable).

6.	Repurchase Date:	May 1, 2011, or such earlier date as determined by application of the provisions of Paragraph 11 of the Repo Agreement or Section 5 of this Confirmation.
7.	Price Differential:	On each Payment Date, the Pricing Rate applied to the amount of the outstanding Repurchase Price (to the extent described in clause (a) of the definition thereof) of the Purchased Security for the applicable Accrual Period.
8.	Repurchase Price:
The price at which the Purchased Security is to be transferred from Buyer to Seller on the Repurchase Date or the Early Repurchase Date, as applicable; such price will be determined in each case as the sum of (a) the Purchase Price of the Purchased Security less Income received by Buyer, on or prior to the date of such determination, pursuant to Section III(1) or Section III(2) hereof allocable as a reduction of the Repurchase Price, and less the amount of all Mandatory Repurchase Price Reductions or Permitted Repurchase Price Reductions previously received by Buyer hereunder, if any, on or prior to the date of such determination, (b) the accrued and unpaid Price Differential with respect to the Purchased Security as of the date of such determination, and (c) all other amounts due and owing to Buyer under the Repo Agreement, this Confirmation and the Transaction Documents.

9.	Purchased Security:
All of Seller’s right, title and interest in the Junior Mezzanine Loan.  All references to the defined term "Purchased Securities" in the Repo Agreement shall be deemed to refer to  the Purchased Security

10.	Junior Mezzanine Loan:	The Junior Mezzanine Loan described on Schedule I attached hereto.
11.	[Intentionally Deleted]	[Intentionally Deleted]
12.	Early Repurchase:
Seller shall be entitled from time to time to terminate the Transaction in whole (but not in part) on demand and to repurchase the Purchased Security on any Business Day prior to the Repurchase Date (each such date of repurchase, an “Early Repurchase Date”); provided, however, that the effectiveness of each such termination shall be subject to the conditions that: (i) Seller notifies Buyer in writing of its intent to terminate the Transaction and to repurchase the Purchased

Security no later than ten (10) Business Days prior to the corresponding Early Repurchase Date, (ii) Seller shall have repurchased on such Early Repurchase Date, the Purchased Security, (iii) Seller, on such Early Repurchase Date, shall have paid to Buyer an amount equal to the Early Repurchase Price. Such notice shall set forth the Early Repurchase Date and any such notice delivered by Seller shall be irrevocable upon delivery to Buyer.

13.	Mandatory Repurchase Price Reductions:
Subject to any Permitted Repurchase Price Reductions, Seller shall on the (i) the June 1, 2009 (or if such day is not a Business Day, the immediately succeeding Business Day), make a payment of $10,000,000 to Buyer, which shall be applied to reduce the outstanding Repurchase Price of the Purchased Security and (ii) the June 1, 2010 (or if such day is not a Business Day, the immediately succeeding Business Day), make an additional payment of $10,000,000 to Buyer, which shall be applied to reduce the outstanding Repurchase Price of the Purchased Security.

14.	Permitted Repurchase Price Reductions:
Seller shall be entitled from time to time to make a payment which shall be applied to reduce the outstanding Repurchase Price of the Purchased Security, provided that Seller notifies Buyer in writing of its intent to make such a payment no later than ten (10) Business Days prior to the date of such payment.  Such notice shall set forth the proposed date of such payment and any such notice delivered by Seller shall be irrevocable upon delivery to Buyer.  Any Permitted Repurchase Price Reductions paid hereunder by Seller and received by Buyer shall be credited against the Seller’s next Mandatory Repurchase Price Reduction hereunder.

II.           Definitions.  Notwithstanding anything to the contrary in the Repo Agreement or elsewhere, the Principal Terms set forth in Section I above shall have the meaning ascribed to such Principal Terms set forth above and the following terms shall have the following meanings:

“Affiliate” shall mean, when used with respect to any specified Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such

Person. Control shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise and “controlling” and “controlled” shall have meanings correlative thereto.

“Agreement” shall mean the Repo Agreement, as supplemented by this Confirmation.

“Bankruptcy Action” means with respect to any Person (a) such Person filing a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (b) the filing of an involuntary petition against such Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or soliciting or causing to be solicited petitioning creditors for any involuntary petition against such Person, which is not dismissed within ninety (90) days; (c) such Person filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or soliciting or causing to be solicited petitioning creditors for any involuntary petition from any Person; (d) such Person consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for such Person or any portion of the Property; or (e) such Person making an assignment for the benefit of creditors, or admitting, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights.

“Breakage Costs” shall mean, any amount necessary to compensate Buyer and for any losses or costs (not to include any lost profit or opportunity) (including, without limitation and without duplication, the costs of breaking any “LIBOR” contract, if applicable, or funding losses and any other loss or expense arising from the reemployment of funds obtained by Buyer to maintain the Transaction (or relevant portion thereof) hereunder or from fees payable to terminate the deposits from which such funds were obtained) if the Purchased Security, or any portion thereof, is repurchased for any reason whatsoever on any date other than a Payment Date.

“Business Day” shall mean any day other than (i) a Saturday or Sunday or (ii) a day on which the New York Stock Exchange, the Federal Reserve Bank of New York, or banking and savings and loan institutions in the State of New York or the City of New York are closed.

“Code” the Internal Revenue Code of 1986, as amended and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Control” means, with respect to any Person, (i) ownership, directly or indirectly, in the aggregate of 49% or more of the beneficial ownership interest of such Person or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or similar ownership interests, by contract or otherwise, provided that such Person may have Control of a specified Person, notwithstanding that one or more other Persons may have rights to participate in major decisions of the specified Person.  The correlatives of “Control” have correlative meanings.

“Custodian” shall mean LaSalle Bank, National Association.

“Determination Date” shall mean, the date which is two (2) Eurodollar Business Days prior to the fifth (5th) day of each calendar month.

“Early Repurchase Indemnified Amounts” shall mean, (i) any loss or expense (not to include any lost profit or opportunity) (including, without limitation, reasonable attorneys’ fees and disbursements) which Buyer may sustain or incur as a consequence of failure by Seller to terminate the Transaction in whole or in part, as the case may be, after Seller has given a notice in accordance with the Repo Agreement and this Confirmation of such termination and (ii) in the case of any payment of the Repurchase Price on any day other than a Payment Date, all Breakage Costs).

“Early Repurchase Price” shall mean, an amount equal to the sum of (A) the Repurchase Price and (B) any other amounts payable under the Repo Agreement, this Confirmation or the other Transaction Documents (including, without limitation, the Early Repurchase Indemnified Amounts) with respect to such early repurchase against transfer to Seller or its agent of the Purchased Security.

“Eligibility Requirements” shall mean with respect to any Person, that such Person (i) has total assets (in name or under management) in excess of $750,000,000 (excluding the Property) and (except with respect to a pension advisory firm or similar fiduciary) capital/statutory surplus or shareholder’s equity of $300,000,000 (excluding the Property), (ii) is regularly engaged in the business of owning and operating commercial real estate properties of the type, size and quality comparable to the Property, (iii) has not, and is not Controlled by any Person that has, been a debtor in any Bankruptcy Action in the past ten (10) years or has ever been convicted of fraud or any crimes with respect to securities or banking laws and (iv) that has not been involved in any prior disputes with Buyer, and is not Controlled by any Person that has been involved in any prior disputes with Buyer.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder. Section references to ERISA are to ERISA, as in effect at the date of the Repo Agreement and this Confirmation and, as of the relevant date, any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” means any corporation or trade or business that is a member of any group of organizations (i) described in Sections 414(b) or (c) of the Code of which Seller is a member and (ii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and

Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which Seller is a member.

“Eurodollar Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks in the City of London, England are closed for interbank or foreign exchange transactions.

“GAAP” shall mean United States generally accepted accounting principles consistently applied as in effect from time to time.

“Governmental Authority” shall mean any national or federal government, any state, regional, local or other political subdivision thereof with jurisdiction and any Person with jurisdiction exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantor” shall mean Maguire Properties, L.P., a Maryland limited partnership.

“Guaranty” shall mean that certain Payment Guaranty dated as of April 21, 2008, by Guarantor in favor of Buyer.

“Indebtedness” shall mean for any Person, without duplication: (a) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or its assets is liable, (b) all unfunded amounts under a loan agreement, letter of credit, or other credit facility for which such Person would be liable if such amounts were advanced thereunder, (c) all amounts required to be paid by such Person as a guaranteed payment to partners or a preferred or special dividend, including any mandatory redemption of shares or interests, (d) all indebtedness guaranteed by such Person, directly or indirectly, (e) all obligations under leases that constitute capital leases for which such Person is liable, and (f) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case whether such Person is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss.

“Junior Mezzanine Loan Agreement” shall mean that certain junior mezzanine loan in the principal amount of $55,000,000 made on the date hereof by Greenwich Capital Financial Products, Inc. to Junior Mezzanine Loan Borrower, as the same has been transferred by Greenwich Capital Financial Products, Inc. to Junior Mezzanine Loan Lender pursuant to, inter, alia, that certain Omnibus Assignment dated as of the date hereof by and between Greenwich Capital Financial Products, Inc., as assignor, and the Junior Mezzanine Loan Lender, as assignee.

“Junior Mezzanine Loan Borrower” shall mean Maguire Properties - Griffin Towers Junior Mezzanine, LLC, a Delaware limited liability company.

“Junior Mezzanine Loan Documents” shall have the meaning ascribed to such term in the Junior Mezzanine Loan Agreement.

“Junior Mezzanine Loan Lender” shall mean Seller.

“Key Principals” shall mean each of the OP, the REIT and Robert F. Maguire III.

“LIBOR” shall mean the rate per annum (rounded upwards, if necessary, to the next 1/16th of 1%) calculated on each Determination Date for the next Accrual Period as equal to the rate for U.S. dollar deposits for a one month period which appears on Telerate Page 3750 as of 11:00 a.m., London time, on such Determination Date; provided, however, that if such rate does not appear on Telerate Page 3750, “LIBOR” determined on each Determination Date for the next Accrual Period shall mean a rate per annum equal to the rate at which U.S. dollar deposits are offered in immediately available funds in the London Interbank Market to the London office of National Westminster Bank, Plc (or its successors) by leading banks in the Eurodollar market at 11:00 a.m., London time, on the Determination Date.  “Telerate Page 3750” means the display designated as “Page 3750” on the Associated Press-Dow Jones Telerate Service (or such other page as may replace Page 3750 on the Associated Press-Dow Jones Telerate Service or such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association interest settlement rates for U.S. Dollar deposits).  LIBOR determined on the basis of the rate displayed on Telerate Page 3750 in accordance with the provisions hereof shall be subject to corrections, if any, made in such rate and displayed by the Associated Press-Dow Jones Telerate Service within one (1) hour of the time when such rate is first displayed by such Service.

“Lien” shall mean any mortgage, deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance, charge or transfer of, on or affecting the Purchased Security or any portion thereof, or any interest therein, including without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

“Losses” shall mean any and all claims, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, damages, losses, costs, expenses, fines, penalties, charges, fees, judgments, awards, amounts paid in settlement of whatever kind or nature (including but not limited to legal fees and other costs of defense).

“Material Adverse Effect” shall mean any event or condition that has a material adverse effect on (i) the business, profits, operations or condition (financial or otherwise) of Seller, or (ii) the ability of Seller to repay the Repurchase Price (including the Price Differential) as it becomes due, it being understood that fluctuations in the value of the Purchased Security not caused by the acts or omissions of Seller, Guarantor or their Affiliates, shall not, in and of itself, be a Material Adverse Effect.

“Mortgage Loan” shall mean that certain mortgage loan in the principal amount of $125,000,000 made on the date hereof by Greenwich Capital Financial Products, Inc. (the “Mortgage Loan Lender”) to the Mortgage Loan Borrower, and evidenced and secured by the Mortgage Loan Agreement and the other Mortgage Loan Documents.

“Mortgage Loan Agreement” shall mean that certain Mortgage Loan Agreement of even date herewith between the Mortgage Loan Lender and Mortgage Loan Borrower

“Mortgage Loan Borrower” shall mean Maguire Properties - Griffin Towers, LLC, a Delaware limited liability company.

“Mortgage Loan Documents” shall have the meaning ascribed to such term in the Mortgage Loan Agreement.

“Multiemployer Plan” shall mean a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been, or were required to have been, made by Seller or any ERISA Affiliate and which is covered by Title IV of ERISA.

“Net Worth” shall mean, as of a given date, (x) the total assets of a Person as of such date less (y) such Person’s total liabilities as of such date, determined in accordance with GAAP.

“Obligations” shall mean the liabilities and obligations of Seller and Guarantor under any of the Transaction Documents.

“OP” Maguire Properties, L.P., a Maryland limited partnership.

“Permitted Fund Manager” shall mean any nationally-recognized manager of investment funds which (i) invests in debt or equity interests relating to commercial real estate, (ii) invests through a fund with committed capital of at least $300,000,000 and (iii) is not the subject of a bankruptcy proceeding.

“Person” shall mean any individual, corporation, company, voluntary association, partnership, joint venture, joint tenant or tenant-in-common limited liability company, business trust, trust, unincorporated association or government (or any agency, instrumentality or political subdivision thereof).

“Plan” means an employee benefit or other plan established or maintained by Seller or any ERISA Affiliate during the five year period ended prior to the date of the Repo Agreement and this Confirmation or to which Seller or any ERISA Affiliate makes, is obligated to make or has, within the five year period ended prior to the date of the Repo Agreement and this Confirmation, been required to make contributions and that is covered by Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code, other than a Multiemployer Plan.

“Potential Default” shall mean any event which with the passage of time or the giving of notice thereof would become an Event of Default.

“Property” shall have the meaning set forth in the Mortgage Loan Agreement.

“Qualified Transferee” shall mean:

(i)           a real estate investment trust, bank, saving and loan association, investment bank, insurance company, trust company, commercial credit corporation, pension plan, pension fund or pension advisory firm, mutual fund, government entity or plan, provided that any such Person referred to in this clause (i) satisfies the Eligibility Requirements;

(ii)           an investment company, money management firm or “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, or an institutional “accredited investor” within the meaning of Regulation D under the Securities Act of 1933, as amended, provided that any such Person referred to in this clause (ii) satisfies the Eligibility Requirements;

(iii)           an institution substantially similar to any of the foregoing entities described in clauses (i) or (ii) that satisfies the Eligibility Requirements;

(iv)           any entity Controlled (which for purposes of this definition means the ownership, directly or indirectly, in the aggregate of more than fifty percent (50%) of the beneficial ownership interests of an entity and the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through the ability to exercise voting power, by contract or otherwise) by any of the entities described in clauses (i) (ii) or (iii) above or (v) below;

(v)           an investment fund, limited liability company, limited partnership or general partnership where a Permitted Fund Manager or an entity that is otherwise a Qualified Transferee under clauses (i) (ii), (iii) or (iv) of this definition investing through a fund with committed capital of at least $300,000,000 acts as the general partner, managing member or fund manager and at least fifty percent (50%) of the equity interests in such investment vehicle are owned, directly or indirectly, by one or more entities that are otherwise Qualified Transferees under clauses (i) (ii), (iii) or (iv) of this definition; or

(vi)           a Person (i) with a long-term unsecured debt rating from any two Rating Agencies of at least “investment grade” that (ii) owns, controls or operates, with its Affiliates, office buildings totaling at least 4,000,000 square feet of gross leasable area (exclusive of the Property), has with its Affiliates a Net Worth, as of a date no more than three (3) months prior to the date of such Transfer; of at least $300,000,000 (exclusive of the Property), and immediately prior to such Transfer, controls with its Affiliates real estate equity assets of at least $750,000,000 (exclusive of the Property).

“Qualified Manager” shall mean any of (a) the OP (provided the OP Controls the Seller at the time in question), (b) an Affiliated Manager, (c) any property manager Controlled (within the sense of clause (ii) of the defined term “Control”) by the REIT (provided the REIT Controls the Seller at the time in question) or (d) in the reasonable judgment of Buyer, a reputable and experienced management company which (i) is a reputable national (or regional) major management company having at least five (5) years’ experience in the management of commercial properties of comparable quality to the Property, with similar uses as the Property and in the jurisdiction in which the Property is located, (ii) at the time of its engagement has managed, for at least five (5) years prior to its engagement as property manager, at least five (5) commercial office buildings of comparable quality to the Property, (iii) at the time of its engagement as property manager is managing leasable square footage of office buildings of comparable quality to the Property equal to five (5) times the leasable square feet of the Property and (iv) is not the subject of a Bankruptcy Action.

“Rating Agencies” shall mean, Fitch, Inc., a division of Fitch Ratings Ltd., Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. and Moody’s Investors Service, Inc.

“REIT” Maguire Properties, Inc., a Maryland corporation.

“Repo Agreement” shall have the meaning set forth in the preamble hereto.

“Requirement of Law” shall mean any law, treaty, rule, regulation, code, directive, policy, order or requirement or determination of an arbitrator or a court or other governmental authority whether now or hereafter enacted or in effect.

“Restricted Party” (i) Seller, the OP, the Guarantor and (ii) any shareholder, general partner, member, non-member manager, direct or indirect legal or beneficial owner of, Seller, the OP, Guarantor or any non-member manager; provided, however, that the term “Restricted Party” shall not include any limited partner of the OP, Guarantor, or any shareholders of the REIT, or any person owning direct or indirect interests in or through such limited partners or shareholders.

“Sale or Pledge” a voluntary or involuntary sale, conveyance, assignment, transfer, encumbrance or pledge of a legal or beneficial interest.

“Senior Mezzanine Loan” shall mean that certain senior mezzanine loan in the principal amount of $20,000,000 made on the date hereof by Greenwich Capital Financial Products, Inc. (the “Senior Mezzanine Loan Lender”) to Senior Mezzanine Loan Borrower, and evidenced and secured by the Senior Mezzanine Loan Agreement and the other Senior Mezzanine Loan Documents.

“Senior Mezzanine Loan Agreement” shall mean that certain Senior Mezzanine Loan Agreement of even date herewith between the Senior Mezzanine Loan Lender and the Senior Mezzanine Loan Borrower

“Senior Mezzanine Loan Borrower” shall mean Maguire Properties - Griffin Towers Senior Mezzanine, LLC, a Delaware limited liability company.

“Senior Mezzanine Loan Documents” shall have the meaning ascribed to such term in the Senior Mezzanine Loan Agreement.

“Servicer” shall mean Wachovia Bank, National Association, or any other servicer selected by Buyer to service the Transaction.

“SPE” shall mean a corporation, limited partnership or limited liability company which at all times on and after the date hereof:

(i)                 is organized solely for the purpose of  acquiring, developing, owning, holding, selling, leasing, transferring, exchanging, managing and operating the Purchased Security, entering into the Repo Agreement, this Confirmation and the other Transaction Documents with Buyer, refinancing the

Purchased Security in connection with a permitted repayment of the Repurchase Price, and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing;

(ii)                 is not engaged and will not engage in any business unrelated to the acquisition, development, ownership, management or operation of the Purchased Security;

(iii)                 does not have and will not have any assets other than those related to the Purchased Security;

(iv)                 has not engaged, sought or consented to and will not engage in, seek or consent to any dissolution, winding up, liquidation, consolidation, merger, sale of all or substantially all of its assets, or amendment of its limited partnership agreement, articles of incorporation, articles of organization, certificate of formation or operating agreement (as applicable) with respect to the matters set forth in this definition;

(v)                 [intentionally deleted];

(vi)                 if such entity is (a) a limited liability company, has articles of organization, a certificate of formation and/or an operating agreement, as applicable, (b) a limited partnership, has a limited partnership agreement, or (c) a corporation, has a certificate of incorporation or articles that, in each case, provide that such entity will not, to the fullest extent permitted by law, (1) dissolve, merge, liquidate, consolidate; (2) sell all or substantially all of the assets of Seller, except as contemplated by the Repo Agreement and this Confirmation; or (3) engage in any other business activity, or amend its organizational documents with respect to the matters set forth in this definition without the prior written consent of Buyer;

(vii)                 is and will remain solvent and pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets as the same shall become due, and is maintaining and will maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations (except the foregoing shall not be interpreted to require the partners, members or principals of Seller to make any capital contributions or loans to Seller or arrange for any such capital contributions or loans from any other party);

(viii)                 has not failed and will not fail to correct any known misunderstanding regarding the separate identity of such entity;

(ix)                 other than as contemplated under the Repo Agreement, has maintained and will maintain its accounts, books and records separate from any other Person and will file its own tax returns, except to the extent that it is required to file consolidated tax returns by law;

(x)                 has maintained and will maintain its own records, books, resolutions and agreements;

(xi)                 other than as provided in the Repo Agreement, (a) has not commingled and will not commingle its funds or assets with those of any other Person and (b) has not participated and will not participate in any cash management system with any other Person;

(xii)                 has held and will hold its assets in its own name;

(xiii)                 has conducted and will conduct its business in its name or in a name franchised or licensed to it;

(xiv)                 has maintained and will maintain its financial statements, accounting records and other entity documents separate from any other Person and has not permitted and will not permit its assets to be listed as assets on the financial statement of any other entity except as required by GAAP; provided, however, that Seller may also file consolidated tax statements if required by any applicable local, state or federal tax law or other applicable law or GAAP or Federal Income Tax Basis of Accounting, and provided further that Seller’s assets may be included in consolidated financial statements of another entity provided that appropriate notation shall be made on such consolidated financial statements to indicate the separateness of Seller from such other entity;

(xv)                 other than as contemplated by the Repo Agreement, has paid and will pay its own liabilities and expenses, including the salaries of its own employees (if any), out of its own funds and assets, and has maintained and will maintain a sufficient number of employees in light of its contemplated business operations;

(xvi)                 has observed and will observe all partnership, corporate or limited liability company formalities, as applicable;

(xvii)                 has and will have no Indebtedness other than (a) those contemplated by the Repo Agreement, (b) liabilities incurred in the ordinary course of business relating to the ownership and operation of the Purchased Security and the routine administration of Seller, in amounts not to exceed in the aggregate $25,000 (excluding taxes), which liabilities are not more than thirty (30) days past the date incurred, are not evidenced by a note and are paid when due, and (c) such other liabilities that are permitted pursuant to the Repo Agreement;

(xviii)                 has not and will not assume or guarantee or become obligated for the debts of any other Person or hold out its credit as being available to satisfy the obligations of any other Person except as otherwise permitted pursuant to the Repo Agreement;

(xix)                 except as contemplated under the Repo Agreement and with respect to the Purchased Security, has not and will not acquire obligations or securities of its partners, members or shareholders or any other Affiliate;

(xx)                 has allocated and will allocate fairly and reasonably any overhead expenses that are shared with any Affiliate, including, but not limited to, paying for shared office space and services performed by any employee of an Affiliate;

(xxi)                 maintains and uses and will maintain and use separate stationery, invoices and checks bearing its name.  The stationery, invoices, and checks utilized by such SPE or utilized to collect its funds or pay its expenses shall bear its own name and shall not bear the name of any other entity unless such entity is clearly designated as being such SPE’s agent;

(xxii)                 has not pledged and will not pledge its assets to secure the obligations of any other Person other than pursuant to the Repo Agreement;

(xxiii)                 has held itself out and identified itself and will hold itself out and identify itself as a separate and distinct entity under its own name or in a name franchised or licensed to it and not, and shall not permit itself to be referred to, as a department, division or part of any other Person;

(xxiv)                 has maintained and will maintain its assets and liabilities in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets and liabilities from those of any other Person;

(xxv)                 has not made and will not make loans to any Person or, other than the Purchased Security, hold evidence of indebtedness issued by any other Person or entity (other than cash and investment-grade securities issued by an entity that is not an Affiliate of or subject to common ownership with such entity);

(xxvi)                 has not identified and will not identify its partners, members or shareholders, or any Affiliate of any of them, as a division or part of it, and has not identified itself and shall not identify itself as a division of any other Person;

(xxvii)                 except for capital contributions and capital distributions, has not entered into or been a party to, and will not enter into or be a party to, any transaction with its partners, members, shareholders or Affiliates except (a) in the ordinary course of its business and on terms which are intrinsically fair, commercially reasonable and are no less favorable to it than would be obtained in a comparable arm’s-length transaction with an unrelated third party, and (b) in connection with the Transaction Documents and the Junior Mezzanine Loan;

(xxviii)                           has not and will not have any obligation to, and will not, indemnify its partners, officers, directors or members, as the case may be, unless such an obligation is fully subordinated to the Obligations and, to the fullest extent permitted by law, will not constitute a claim against it in the event that cash flow in excess of the amount required to pay the Obligations is insufficient to pay such obligation;

(xxix)                 such entity will consider the interests of its creditors in connection with all corporate, partnership or limited liability actions, as applicable; and

(xxx)                 does not and will not have any of its obligations guaranteed by any Affiliate, except for the Guaranty.

“Taxable REIT Subsidiary”  a taxable REIT subsidiary within the meaning of Section 856(1) of the Code and of which the OP owns, directly or indirectly, no less than a fifty-one percent (51%) interest.

“Transaction Change in Control” shall mean (a) a transaction or event as a result of which the Guarantor ceases to own, directly or indirectly, 100% of the limited liability company interests of Seller; (b) the sale, transfer, or other disposition of all or substantially all of Seller’s or Guarantor’s assets; or (c) the consummation of a merger or consolidation of Seller or Guarantor with or into another entity or any other company reorganization, if more than 49% of the combined voting power of the continuing or surviving entity’s voting interests outstanding immediately after such merger, consolidation or such other reorganization is owned by Persons who were not stockholders, partners or members, as applicable, of Seller or Guarantor immediately prior to such merger, consolidation or other reorganization.

“Transaction Documents” shall mean the Repo Agreement, this Confirmation, the Guaranty, any omnibus assignment(s), assignment(s) of mortgage, endorsement(s), allonge(s) and all of the other documents and instruments delivered by or on behalf of Seller or Guarantor in connection with the Transaction.

III.           Miscellaneous Provisions

1.           Payments; Servicing

(a)
The Price Differential for each Accrual Period (as hereinafter defined) shall be paid by Seller to Buyer on the 1st day of each calendar month, or if such day is not a Business Day, the immediately succeeding Business Day (each such day, a “Payment Date”) commencing on June 1, 2008.  As used herein, “Accrual Period” shall mean, with respect to Seller’s payment of Price Differential to Buyer on each Payment Date, the period from and including the immediately preceding Determination Date (or with respect to the first Determination Date, the Purchase Date) to but excluding such current Determination Date.  Seller further agrees to make the Mandatory Repurchase Price Reductions as set forth in Section 13 of this Confirmation.

(b)	The Buyer and Seller hereby agree that all Income on the Purchased Security that constitutes interest, dividends or other distributions thereon will be payable to Buyer (and Seller agrees that it shall pay or cause to be paid to Buyer any such amounts paid to it in cash within one (1) Business

Day of Seller’s or Servicer’s receipt thereof) and, such amounts will be applied in the following order of priority: (a) first, to pay any Price Differential then due and owing under the Repo Agreement; (b) second, to pay to Buyer all other amounts then due and owing under Paragraph 11 of the Repo Agreement and under Section III(11) hereof; (c) third, to pay to Buyer all other amounts due and owing under the Repo Agreement and the other Transaction Documents; (d) fourth, to reduce the outstanding Repurchase Price of the Purchased Security until the same has been reduced to zero and (e) fifth, the remainder, if any, to Seller, provided, however, during the continuance of an Event of Default, such amounts shall be applied in any order of priority determined by Buyer, in its sole and absolute discretion.  Notwithstanding anything to the contrary contained herein or elsewhere, the parties hereto acknowledge and agree that to the extent Income on the Purchased Security is received on a day other than a Payment Date, Buyer shall remit the same to Seller within one (1) Business of Seller’s or Servicer’s receipt thereof, and Seller shall hold such Income until the immediately succeeding Payment Date, at which point such amounts shall be applied in accordance with clauses (a) through (e) above.  The provisions (and the obligations of Seller) set forth in this Section (III)(1)(b) are not intended to, and shall not, (1) limit the obligations of Seller to fully pay the Price Differential for each applicable Accrual Period on each applicable Payment Date pursuant to Section (III)(1)(a) above or (2) limit the obligations of Seller to fully pay each Mandatory Repurchase Price Reduction on each of June 1, 2009 and June 1, 2010 and the obligations of Seller set forth in this Section (III)(1)(b) are intended to be in addition to such obligations described in the preceding clauses (1) and (2), it being understood and agreed that to the extent any Income is applied to pay any such installment of the Price Differential or either Mandatory Repurchase Price Reduction, the amounts that Seller is otherwise required to pay towards the same shall instead be applied towards such other items, and in the order of priority (as applicable), set forth in clauses (a) through (e) above.

(c)
To effectuate the provisions of this Section III(1), Seller acknowledges and agrees that the Junior Mezzanine Loan shall be serviced by Servicer pursuant to Buyer’s existing Interim Servicing Agreement with Servicer (the “Interim Servicing Agreement”).  Accordingly Seller and Buyer shall notify Servicer of the sale to Buyer effectuated by the Repo Agreement and deliver a signed and properly completed copy of Buyer’s standard form of Servicer Notice to Servicer, which standard form of Service Notice shall, among other things, direct the Servicer to (x) comply with all instructions and directions of Buyer regarding the Junior Mezzanine Loan and (y) obtain the prior consent and approval of the Buyer over all matters requiring the Junior Mezzanine Loan Lender’s consent or approval pursuant to the Junior Mezzanine Loan Documents (without the requirement of obtaining the consent or approval of Seller in any such case) until such time as the Repurchase Price and any and all other amounts payable to Buyer under the Repo Agreement and the other Transaction Documents have been paid in full in cash.

2.           Provided that there shall exist no Event of Default or Potential Default, within one (1) Business day of Seller’s or Servicer’s receipt of any and all principal payments made on the Purchased Security, Seller shall pay or cause to be paid to Buyer an amount equal to 100% of such principal payment, which amount shall be applied by Buyer to the outstanding Repurchase Price.  If there shall exist an Event of Default with respect to Seller or Potential Default, Seller shall immediately pay or cause to be paid to Buyer an amount equal to 100% of any principal payment made on the Purchased Security that was received by Seller or Servicer, which amount shall be applied in accordance with clauses (a) through (e) of Section III(1)(b) above, but in such order and priority as Buyer determines in its sole and absolute discretion.

3.           Paragraph 4 of the Repo Agreement (Margin Maintenance), all references therein to Margin Deficit, Additional Purchased Securities and Margin Excess and all references to Paragraphs 4(a)-(f) therein are hereby deleted in their entirety. Paragraph 5 of the Repo Agreement (Income) and all references to Paragraph 5 therein are hereby deleted in their entirety.  Paragraph 6 of the Repo Agreement shall be deleted in its entirety and the following paragraph shall be inserted in lieu thereof: “Although the parties intend that the Transaction hereunder be a sale and a purchase and not a loan, in the event any such Transaction is deemed to be a loan, in order to secure the Seller’s obligations to the Buyer hereunder, Seller hereby grants to Buyer a security interest in, all of Seller’s right, title and interest in, to and under (including the power to convey title thereto), the Purchased Security, including the right to proceeds, dividends and distributions thereof, payments of principal and interest and the right to enforce such payments arising from or under any of the Purchased Security, the records related to the Purchased Security, and all related servicing rights, any property relating to the Purchased Security, all insurance policies and insurance proceeds relating to the Purchased Security or the related underlying property, including, but not limited to, any payments or proceeds under any related primary insurance, hazard insurance and, income related to the Purchased Security, accounts (including any interest of Seller in escrow accounts) and any other contract rights, instruments, payments, rights to payment (including payments of interest or finance charges) general intangibles and other assets in each case related to the Purchased Security (including, without limitation, any other accounts related to the Purchased Security) or any interest in the Purchased Security, and any proceeds (including the related securitization proceeds) and distributions with respect to any of the foregoing and any other property, rights, title or interests relating to the Purchased Security, whether now owned or hereafter acquired, now existing or hereafter created (collectively, the “Repurchase Assets”).

4.           Clauses (a) and (b) of Section 9 of the Repo Agreement are hereby deleted in their entirety and the following new clause (a) shall be added to Paragraph 9 of the Repo Agreement:  “(a) Notwithstanding anything to the contrary contained in the Repo Agreement or elsewhere, Seller shall not have the right to substitute Securities for the Purchased Security without the express prior written consent of Buyer, such consent to be exercised in Buyer’s sole and absolute discretion.” Paragraph 11 of the Repo Agreement shall be amended by deleting clauses (d)(ii), and (e) in their entirety and replacing them with “Reserved”.  Paragraph 11 of the Repo Agreement shall be amended by adding the following subclauses (j), (k) and (l) thereto:

“(j) Buyer also shall have the right to obtain physical possession, and to commence an action to obtain physical possession, of all records and files of Seller relating to the Purchased Security and all documents relating to the Purchased Security (including, without limitation, any legal, credit or servicing files with respect to the Purchased Security) which are then or may thereafter come into the possession of Seller or any third party acting for Seller.  Buyer shall be entitled to specific performance of all agreements of Seller contained in this Agreement.”

“(k) Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and Seller hereby expressly waives any defenses Seller might otherwise have to require Buyer to enforce its rights by judicial process.  Seller also waives any defense (other than a defense of payment or performance) Seller might otherwise have arising from the use of nonjudicial process, enforcement and sale of all or any portion of the Repurchase Assets, or from any other election of remedies.  Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length”

“(l) Seller agrees that if an Event of Default has occurred and is continuing, Seller shall not pay any dividends with respect to any capital stock or other equity interests in such entity, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Seller.”

Paragraph 11 of the Repo Agreement shall be amended by deleting clause (c) in its entirety and replacing it with the following subclause:

“(c) If, upon tender by Seller of payment of the Repurchase Price and any and all other amounts payable to Buyer under the Repo Agreement and the other Transaction Documents have been paid in full in cash, Buyer fails to deliver to Seller the Purchased Security, all right, title and interest in and entitlement to the Purchased Security shall be deemed transferred to Seller.”

5.

(a)	The term “Event of Default” shall, in addition to the definition set forth in Paragraph 11 of the Repo Agreement, include the following events:

(i)	Seller shall fail to make any payment of any Price Differential, any Repurchase Price or any Mandatory Repurchase Price Reduction when due.

(ii)
Seller shall fail to make any payment of any amount payable by Seller under the Repo Agreement or this Confirmation (other than the  items covered by the preceding clause (i)) within five days of demand therfor.

(iii)
The Repo Agreement shall for any reason cease to create a valid ownership interest in, or, if the Transaction is re-characterized as a financing, a valid, first priority security interest in favor of Buyer in, the Purchased Security purported to be covered thereby.

(iv)
Seller shall fail to comply with any covenant not specifically enumerated in this Section 5(a) or in Paragraph 11 of the Repo Agreement, and such failure shall continue for ten (10) days after receipt of notice thereof from Buyer or, as to any failure to perform which by its nature cannot be remedied with the payment of money and which is capable of being cured within ten (10) days after receipt of notice thereof from Buyer, such longer period of time as is reasonably necessary to effectuate a cure, not to exceed thirty (30) days after receipt of notice thereof from Buyer.

(v)
A final judgment by any competent court in the United States of America for the payment of money in an amount of at least $150,000 is rendered against Seller or Guarantor, and the same remains undischarged or unpaid for a period of thirty (30) days during which execution of such judgment is not effectively stayed.

(vi)	Seller dissolves, merges or consolidates with another entity.

(vii)
Seller or Guarantor shall be in default under any material agreement to which it is a party (other than any material agreement evidencing material indebtedness of the Guarantor), which default could, in Buyer’s sole good faith determination, materially and adversely affects the financial condition of Seller or the ability of Seller to perform its obligations hereunder.

(viii)
An “event of default” under any material indebtedness of the OP or the REIT (as “event of default” as defined under the documents evidencing such material indebtedness), which default could, in Buyer’s sole good faith determination, materially and adversely affect the financial condition of Seller or the ability of Seller to perform its obligations hereunder and such default has not been cured within ten (10) days of such “event of default”.

(ix)	Any representation or warranty made by Seller in the Repo Agreement or in this Confirmation shall have been incorrect or untrue in any material respect when made.

(x)
Guarantor shall fail to (a) pay any obligation when due and payable under the Guaranty or (b) perform any of its other obligations or breach any covenant under the Guaranty and such failure shall continue for ten (10) days after receipt of notice thereof from Buyer or, as to any failure to perform which by its nature cannot be remedied with the payment of money and which is capable of being cured within ten (10) days after receipt of notice thereof from Buyer, such longer period of time as is reasonably necessary to effectuate a cure, not to exceed thirty (30) days after receipt of notice thereof from Buyer.

(xi)	An “Event of Default” shall occur and be continuing under the terms of, and as defined in, the Junior Mezzanine Loan, the Senior Mezzanine Loan or the Mortgage Loan.

(xii)
a Transfer other than a Permitted Transfer shall occur, or if a change of Control of the OP or the REIT occurs except in connection with the Permitted Transfers contemplated by, and upon the satisfaction of all of the conditions set forth in, Section 6(d)(v) below.

(xiii)	An Act of Insolvency shall have occurred with respect to Seller or Guarantor.

(xiv)	if a Transaction Change of Control occurs except in connection with the Permitted Transfers contemplated by, and upon the satisfaction of all of the conditions set forth in, Section 6(d)(v) below.

(xv)	A Material Adverse Effect shall have occurred.

(b)	Seller shall promptly notify Buyer in writing upon becoming aware of any event which would constitute an Event of Default with respect to Seller.

(c)
Upon the occurrence of an Event of Default, the Repurchase Date shall, at Buyer’s option (to be exercised in Buyer’s sole and absolute discretion), be deemed to immediately occur and the Repurchase Price and all of the other Obligations hereunder shall become immediately due and payable.

6.

(a)	Transfers Prohibited. Seller shall not directly or indirectly make, suffer or permit the occurrence of any Transfer except as expressly permitted pursuant to Section 6(d) below.

(b)
Transfer Defined.  “Transfer” shall mean a sale, conveyance, mortgage, grant, bargain, encumbrance, pledge, assignment, lease, grant of options with respect to, or other transfer or disposition of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) the Junior Mezzanine Loan or any portion thereof or any legal or beneficial interest therein (other than the sale and assignment to Buyer pursuant to the Transaction Documents), or a Sale or Pledge of an interest in any Restricted Party.  A Transfer shall include, but not be limited to, (i) if a Restricted Party is a corporation, any merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock such that more than ten percent (10%) of such corporation’s stock shall be vested in a party or parties who are not stockholders as of the date hereof; (ii) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation of such

Restricted Party or the change, removal, resignation or addition of a general partner thereof or the Sale or Pledge of the partnership interest of any general partner of such Restricted Party or any profits or proceeds relating to such partnership interest, or the Sale or Pledge of limited partnership interests of such Restricted Party or any profits or proceeds relating to such limited partnership interests or the creation or issuance of new limited partnership interests of such Restricted Party; (iii) if a Restricted Party is a limited liability company, any merger or consolidation of such Restricted Party or the change, removal, resignation or addition of a managing member or non member manager (or if no managing member, any member) of such Restricted Party or the Sale or Pledge of the membership interest of a managing member (or if no managing member, any member) of such Restricted Party or any profits or proceeds relating to such membership interest, or the Sale or Pledge of non managing membership interests of such Restricted Party or the creation or issuance of new non managing membership interests of such Restricted Party such that more than ten percent (10%) of such limited liability company’s non-managing membership interest shall be vested in a party or parties who are not members as of the date hereof; or (v) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests.

(c)
No Impairment Required.  Buyer shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare an Event of Default hereunder.  This provision shall apply to every Transfer regardless of whether voluntary or not, or whether or not Buyer has consented to any previous Transfer.  Buyer’s consent to one Transfer shall not be deemed to be a waiver of Buyer’s right to require such consent to any future Transfer.  Any Transfer made in contravention of this Section 6 shall be null and void and of no force and effect. Seller agree to bear and shall pay or reimburse Buyer on demand for all reasonable expenses (including, without limitation, reasonable attorneys’ fees and disbursements) incurred by Buyer in connection with the review, approval and documentation of any such Transfer, except as provided herein.

(d)	Permitted Transfers. Notwithstanding anything to the contrary contained in this Section 6, the following Transfers (“Permitted Transfers”) shall not require the prior written consent of Buyer:

(i)	Transfers of direct or indirect interests in any Restricted Party provided that the following conditions are satisfied:

A.	after taking into account any prior Transfers pursuant to this subsection, whether to the proposed transferee or otherwise, no such Transfer (or series of Transfers) shall result in (1) the proposed transferee, together with all members of his/her immediate family or any Affiliates thereof, owning in the aggregate (directly, indirectly or beneficially) more than forty-nine percent (49%) of the interests in Seller (or any entity directly or indirectly holding an interest in Seller that is a Restricted Party), or (2) a Transfer in the aggregate of more than forty-nine percent (49%) of the interests in Seller as of the date hereof to a Taxable REIT Subsidiary;

B.
after giving effect to such Transfer, (A) the REIT shall continue to own not less than a fifty-one percent (51%) direct general and/or limited partnership interest in the OP, (B) the OP shall continue to own not less than a fifty-one percent (51%) direct or indirect interest in Seller and (C) the REIT shall continue to Control (in the sense of clause (ii) of the defined term “Control”) Seller;

C.	Seller shall give Buyer notice of such Transfer together with copies of all instruments effecting such transfer not less than ten (10) days prior to the date of such Transfer;

D.	no Event of Default or event which with the giving of notice or the passage of time would constitute an Event of Default shall have occurred and remain uncured or unwaived;

E.	Seller shall continue to be an SPE after such Transfer; and

F.	Buyer shall have received payment of, or reimbursement for, all costs and expenses incurred by Buyer in connection with such Transfer (including, but not limited to, reasonable attorneys’ fees).

Notwithstanding the foregoing, in the event that such Transfer is (A) by a limited partner of the OP of such limited partner’s limited partnership interest in the OP, then Seller shall not be required to satisfy subsections (i)(C), (i)(D) or (i)(F) above so long as Seller has satisfied subsections (i)(A), (i)(B) and (i)(E) above or (B) is to a Taxable REIT Subsidiary, then Seller shall not be required to satisfy subsections (i)(C) or (i)(F) (provided, that in any such case, Seller shall continue to be an SPE after giving effect to such Transfer) so long as Seller has satisfied subsections (i)(A), (i)(B), (i)(D) and (i)(E) above.

(ii)	intentionally omitted.

(iii)	the Sale or Pledge of stock in the REIT (the “Traded Equity”), provided such stock is listed on the New York Stock Exchange or such other nationally recognized stock exchange.

(iv)	the issuance of any securities, options, warrants or other interests in the REIT or any entity owning an interest in the REIT (provided the same does not result in a change in Control of the REIT).

(v)
without in any way limiting any other Permitted Transfers under this Section 6(d), either (1) a transfer by the REIT, the OP and/or their respective Affiliates of 100% (but not less than 100%) of the direct or indirect ownership interests in Seller which transfer is in connection with transfers by the REIT, the OP and/or their respective Affiliates of all or substantially all of the direct or indirect ownership interests in each property-owning subsidiary of the REIT and the OP to one or more Qualified Transferees (or to an entity which is Controlled by a Qualified Transferee and which at least 51% of the direct and indirect equity interests in such entity are owned by a Qualified Transferee), (2) a merger or consolidation of the REIT in connection with the privatization of the REIT provided that the surviving entity shall be a Qualified Transferee (or an entity which is Controlled by a Qualified Transferee and which at least 51% of the direct and indirect equity interests in such entity are owned by a Qualified Transferee) or (3) a sale of all or substantially all of the assets of the REIT or the OP to a Qualified Transferee (or an entity which is Controlled by a Qualified Transferee and which at least 51% of the direct and indirect equity interests in such entity are owned by a Qualified Transferee), provided that, in each case, the following conditions are met:

A.	No Event of Default or event which with the giving of notice or the passage of time would constitute an Event of Default shall have occurred and remain uncured;

B.	Intentionally omitted;

C.
Seller has submitted to Buyer true, correct and complete copies of any and all information and documents reasonably requested by Buyer concerning the Property, the Seller, the Qualified Transferee, the replacement guarantors and indemnitors and their Affiliates;

D.	Intentionally omitted;

E.
Seller, the Qualified Transferee and the original and replacement guarantors and indemnitors shall execute and deliver to Buyer any and all documents reasonably required by Buyer, in form and substance reasonably required by Buyer;

F.
Counsel to Seller, the Qualified Transferee and replacement guarantors and indemnitors shall deliver to Buyer other opinions in form and substance reasonably satisfactory to Buyer as to such matters as Buyer shall reasonably require, which may include opinions as to substantially the same matters as were required in connection with the execution of the Repo Agreement, this Confirmation and the Transaction Documents;

G.	Seller shall continue to be an SPE after such Transfer;

H.	The property manager that shall manage the day to day operations of the Property shall be a Qualified Manager; and

I.	Buyer shall have received payment of, or reimbursement for, all costs and expenses incurred by Buyer in connection with such transfer (including, but not limited to, reasonable attorneys’ fees).

(vi)
notwithstanding anything to the contrary contained herein, pledges (but not the foreclosure thereon) by the REIT, the OP or any entity holding any direct or indirect interests in the REIT or the OP of their direct or indirect ownership interest in the Seller to any institutional lender (including investors in syndicated loan facilities or the agent for such investors) providing a corporate line of credit or other financing to the REIT, the OP or any entity holding any direct or indirect interests in the REIT or the OP or the Seller, provided that the value of the Property which is indirectly pledged as collateral under such corporate line of credit or other financing constitutes no more than thirty three percent (33%) of the total value of all assets directly or indirectly securing such line of credit or other financing, and provided that the following conditions are met:

A.	no Event of Default or event which with the giving of notice or the passage of time would constitute an Event of Default shall have occurred and remain uncured; and

B.	(ii)	Buyer shall have received payment of, or reimbursement for, all costs and expenses incurred by Buyer in connection with such pledges (including, but not limited to, reasonable attorneys’ fees).

Buyer shall respond to any requests made by Seller pursuant to this Section 6(d) in a prompt manner.  In the event that Buyer claims that Seller has not satisfied any of the requirements of this Section 6(d), Buyer shall specify in writing the reason why any conditions are deemed not satisfied.

Any provisions of this Section 6(d) which require more conditions to be satisfied in connection with any particular Permitted Transfer than other provisions under this Section 6(d) (relating to other Permitted Transfers) which require fewer conditions to be satisfied shall not be deemed to be a limitation or modification on the Transfer rights provided hereunder containing such fewer conditions.

Notwithstanding anything to the contrary contained herein, and without limiting any of the Transfers or rights contained in this Section 6(d), Buyer agrees that, provided no Event of Default has occurred and is continuing, a Transfer of an interest in Seller shall not require the consent of Buyer and no transfer fee shall be payable in connection therewith, provided that (i) such Transfer is of an interest in the OP or any direct or indirect owner of the OP that occurs by gift, devise or bequest or by operation of law upon the death or incapacity of a natural person that was the holder of such interest to a member of the immediate family of such interest holder or a trust established for the benefit of such immediate family member, provided that (A) no such Transfer shall result in a change of the day to day operations of the Property or the Seller, (B) Seller shall give Buyer notice of such Transfer together with copies of all instruments effecting such Transfer not more than ten (10) days after the date of such Transfer, (C) Seller shall continue to be an SPE after such Transfer, (D) no such Transfer shall result in a change of Control of Seller or the OP, (E) [intentionally omitted], (F) [intentionally omitted], or (ii) such Transfer is of a direct or indirect interest in the OP related to or in connection with the estate and/or gift planning of such transferor to (A) the immediate family members of such transferor or one or more Key Principals, including without limitation, the spouse, children or grandchildren of such transferor (B) a trust established for the benefit of the transferor, a Key Principal and/or any of the parties described in the preceding clause (A) provided that (a) after giving effect to such Transfer, one or more Key Principals and/or family trusts or other entities Controlled by one or more Key Principals shall continue to Control (in the sense of clause (ii) of the defined term “Control”) Seller, (b) Seller shall give Buyer notice of such Transfer together with copies of all instruments effecting such Transfer not more than ten (10) days after the date of such Transfer and (c) Seller shall continue to be an SPE after such Transfer.

Notwithstanding the foregoing, none of the foregoing Transfers shall be deemed a “Permitted Transfer” hereunder if, as a result of any of the foregoing Transfers, the Guarantor does not Control (in the sense of clause (ii) of the defined term “Control” hereunder) Seller and does not own a material direct or indirect interests in Seller, unless, upon Buyer’s request, one or more creditworthy Persons or entities reasonably satisfactory to Buyer, that then Controls Seller or owns a material direct or indirect interest in Seller, shall execute and deliver a guaranty of recourse obligations (in the same form as the Guaranty, or in such other forms as may be acceptable to Buyer, in Buyer’s sole and absolute discretion), pursuant to which the replacement guarantor(s) agrees to be liable under such guaranty of recourse obligations from and after the date executed (whereupon (i) the previous guarantor(s) shall be released solely with respect to obligations first arising and accruing from and after the date of such Transfer and (ii) such replacement guarantor(s) shall become liable for all obligations arising or accruing from and after the date of such Transfer and (iii) from and after the date of such Transfer, such replacement guarantor(s) shall be a “Guarantor” for all purposes set forth in this Agreement, the

Repo Agreement and the other Transaction Documents (it being agreed and understood that the previous guarantor shall remain a “Guarantor” with respect to any and all obligations accruing prior to the date of such Transfer)).

7.           Title to the Purchased Security shall pass to Buyer and Buyer shall have free and unrestricted use of the Purchased Security until such time as the Repurchase Price and any and all other amounts payable to Buyer under the Repo Agreement and the other Transaction Documents have been paid in full in cash. Nothing in the Repo Agreement or this Confirmation shall preclude Buyer from engaging in repurchase transactions with the Purchased Security or otherwise pledging or hypothecating the Purchased Security, but no such transaction shall relieve Buyer of its obligations to transfer Purchased Security to Seller pursuant to the Repo Agreement or this Confirmation.  Nothing contained in the Repo Agreement or this Confirmation shall obligate Buyer to segregate the Purchased Security delivered to Buyer by Seller.

8.           Seller hereby makes the representations and warranties to Buyer set forth on Exhibit A, Exhibit B and Exhibit C attached hereto.  The representations and warranties set forth herein shall survive transfer of the Purchased Security to Buyer and shall continue until the Repo Agreement has terminated and Seller has paid all obligations owed to Buyer under the Repo Agreement, this Confirmation and the other Transaction Documents.

9.           Buyer’s obligation to tender the Purchase Price for the Purchased Security is subject to the satisfaction of each of the following conditions as determined by Buyer in its sole discretion:

(i)
The Repo Agreement, this Confirmation, and the Guaranty shall have been duly executed and delivered to the parties thereto and be in full force and effect, free of modification (except as the Repo Agreement is modified by this Confirmation, as expressly provided for herein), breach or waiver;

(ii)
Seller shall have caused an assignment agreement in a form acceptable to Buyer to be duly executed and delivered by Seller to Buyer, which agreement shall assign and transfer to Buyer all of Seller’s right, title and interest in the Purchased Security;

(iii)
Seller shall have caused Buyer or its designee to have received such other documents as Buyer may have reasonably requested from Seller, in form and substance satisfactory to Buyer and such other documentation required by Buyer to evidence and secure its ownership of and interest in the Purchased Security, including, without limitation, such opinion letters from Seller’s counsel as Buyer may request, and including evidence acceptable to Buyer that Seller has complied with the provisions of any intercreditor or co-lender agreement in respect of any Purchased Security relating to Seller’s transfer of such Purchased Security to Buyer hereunder;

(iv)	none of the following shall have occurred and/or be continuing:

A.
an event or events shall have occurred resulting in the effective absence of a “repo market” or comparable “lending market” for financing mortgage securities or mortgage or mezzanine loans or an event or events shall have occurred resulting in Buyer not being able to finance any Transactions and/or the Purchased Security through the “repo market” or “lending market” with traditional counterparties at rates which would have been reasonable prior to the occurrence of such event or events; or

B.
an event or events shall have occurred resulting in the effective absence of a “securities market” for securities backed by mortgage or mezzanine loans or an event or events shall have occurred resulting in Buyer not being able to sell securities backed by mortgage or mezzanine loans at prices which would have been reasonable prior to such event or events; or

C.
there shall have occurred a material adverse change in the “repo market” or comparable “lending market” or in the financial condition of Buyer which effects (or can reasonably be expected to effect) materially and adversely the ability of Buyer to fund its obligations under the Repo Agreement;

(v)	Seller shall have certified to Buyer in writing the acquisition cost of such Purchased Security (including therein reasonable supporting documentation required by Buyer, if any); and

(vi)	the representations and warranties made by Seller in any of the Transaction Documents shall be true and correct in all respects as of the Purchase Date;

10.           Each of the parties hereto agrees that the Purchased Security shall be delivered to Buyer’s Custodian, LaSalle Bank, National Association, pursuant to delivery instructions provided by Buyer.  Such delivery shall include the items set forth in Exhibit D hereto (the “Purchased Security File”).  The parties acknowledge that LaSalle Bank, National Association is a “financial institution” as defined in Section 101(2) of the U.S. Bankruptcy Code, as amended.  Buyer shall retain ultimate control over all decisions, modifications and remedies with respect to the Purchased Security.  Subject to Buyer’s prior written approval over such matters, in each instance, and provided that no Event of Default or Potential Default has occurred and is continuing, Seller may, through Servicer (but only to the extent set forth in the Interim Servicing Agreement) participate in all dealings with (i) loan administration and routine lender approval requests and (ii) the borrower with respect to the Purchased Security.  In the event of a default under or bankruptcy or insolvency event with respect to the Purchased Security, the Purchased

Security may, or will at Buyer’s request, be repurchased by Seller, at the Repurchase Price, provided, however, that Buyer shall have sole control over the enforcement of rights and remedies if such Purchased Security is not repurchased by Seller.

11.           As partial consideration for Buyer’s agreement contained herein, Seller agrees to pay on demand (i) all reasonable costs and expenses of Buyer in connection with the preparation, execution, delivery, administration, modification, supplementation and amendment of the Transaction Documents (including, without limitation, all reasonable due diligence and collateral review fees and expenses of Buyer and its counsel) and (ii) all costs and expenses of Buyer in connection with the enforcement of the Transaction Documents (including, without limitation, the reasonable fees and expenses of counsel for Buyer).

12.           Seller shall provide Buyer with the following financial and reporting information:

(i)
within 45 days after the last day of each calendar quarter, any and all Property level financial information, including, without limitation, rent rolls and income statements, in all events in electronic form;

(ii)
Within 45 days after the last day of each calendar quarter, unaudited consolidated statements of income and statements of changes in cash flow for such quarter and balance sheets as of the end of such quarter (which statements and balance sheets shall separately break out the statements of income and changes in cash flow and balance sheets of the Mortgage Loan Borrower, the Senior Mezzanine Loan Borrower, the Junior Mezzanine Loan Borrower and Seller);

(iii)
Within 120 days after the last day of each calendar year, the Mortgage Loan Borrower’s, the Senior Mezzanine Loan Borrower’s, the Junior Mezzanine Loan Borrower’s and Seller’s audited consolidated statements of income and statements of changes in cash flow for such year and balance sheets as of the end of such year (which statements and balance sheets shall separately break out the statements of income and changes in cash flow and balance sheets of the Mortgage Loan Borrower, the Senior Mezzanine Loan Borrower, the Junior Mezzanine Loan Borrower and Seller), in each case presented fairly in accordance with GAAP, and accompanied, in all cases, by an unqualified report of a nationally recognized independent certified public accounting firm consented to by Buyer;

(iv)
Without duplication of the above, and within the time periods set forth in the Mortgage Loan Agreement, the financial and reporting information required to be delivered by the Mortgage Loan Borrower to the holder of the Mortgage Loan pursuant to the Mortgage Loan Agreement;

(v)
Without duplication of the above, and within the time periods set forth in the Senior Mezzanine Loan Agreement, the financial and reporting information required to be delivered by the Senior Mezzanine Loan Borrower to the holder of the Senior Mezzanine Loan pursuant to the Senior Mezzanine Loan Agreement; and

(vi)
Such other information with respect to Seller, the Mortgage Loan Borrower, the Senior Mezzanine Loan Borrower, the Junior Mezzanine Loan Borrower, the Mortgage Loan, the Senior Mezzanine Loan, the Junior Mezzanine Loan and the Property as may be reasonably requested by Buyer.

13.           With respect to the payment of the Obligations (including, without limitation, the Repurchase Price) of Seller to Buyer hereunder, Seller and Guarantor shall be personally liable for all of the Obligations and the Buyer shall have at all times full recourse to all assets of Seller and Guarantor, including, without limitation, with respect to any obligations or liabilities of Seller to Buyer to the extent of any loss, damage, cost or expense incurred by Buyer (including reasonable attorney’s fees and costs reasonably incurred), resulting from the negligence of Seller or any of its Affiliates, the willful misconduct of Seller or any of its Affiliates, the failure of Seller to comply with the covenants, agreements, representations and warranties made in the Repo Agreement, this Confirmation and any other Transaction Documents, any fraud or intentional misrepresentation committed by Seller or any of their Affiliates, the misappropriation or misapplication by Seller or any of its Affiliates of any funds to the extent collected by any of them, their Affiliates or any agent acting on their behalf or direction with respect to the Property or the Purchased Security and not applied in accordance with the Mortgage Loan Agreement, the Senior Mezzanine Loan Agreement, the Junior Mezzanine Loan Agreement, the Repo Agreement and this Confirmation.  Buyer may bring a foreclosure action, action for specific performance or other appropriate action or proceeding to enable Buyer to enforce and realize upon the Obligations and/or Buyer’s interest in the Purchased Security and any other collateral given to Buyer and created by the Repo Agreement, this Confirmation or the other Transaction Documents.  Buyer may enforce the Obligations by any action or proceeding wherein a money judgment may be sought against Seller or Guarantor and may sue for, seek or demand any deficiency judgment against Seller or Guarantor in any such action or proceeding, under or by reason of or under or in connection with the Repo Agreement, this Confirmation or the other Transaction Documents.

14.           Seller hereby agrees that (i) an “Event of Default” under the Junior Mezzanine Loan, the Senior Mezzanine Loan or the Mortgage Loan (as the term “Event of Default” is defined in the documents evidencing the Junior Mezzanine Loan, the Senior Mezzanine Loan or the Mortgage Loan) shall also constitute an Event of Default hereunder and (ii) an Event of Default hereunder shall also constitute an uncurable “Event of Default” under the Junior Mezzanine Loan (as the term “Event of Default” is defined in the documents evidencing the Junior Mezzanine Loan)  (the “Cross-Default Provisions”).  Seller shall execute all documents necessary, as determined by Buyer in its sole and absolute discretion, to cause Seller and its Affiliates to be contractually and legally bound by the Cross-Default Provisions.

15.           Notwithstanding anything to the contrary contained in the Repo Agreement or in any other Transaction Document, Buyer’s rights, title, obligations and interests in the Repo Agreement, this Confirmation and the other Transaction Documents, may be assigned by Buyer and any of its successors and assigns to any Person at any time in its discretion, in whole or in part, whether by operation of law (pursuant to a merger or other successor in interest) or otherwise, provided, that (i) the assignee is an entity regularly engaged in the purchase of loans (through a repurchase agreement or otherwise) similar to the Purchased Security in the ordinary course of its business, (ii) Buyer (or the Servicer) acts as agent for such assignee in any dealings with Seller in connection with the Transaction, (iii) Seller is not obligated to pay or reimburse Buyer or any other Person for any fees, costs, expenses or other amounts that would not have been incurred had no assignment been made and (iv) Buyer (or the Servicer) maintains control over all discretionary determinations to be made hereunder.  Upon such assignment, all references to Buyer in the Repo Agreement, this Confirmation and in any other Transaction Document shall be deemed to refer to such assignee or successor in interest and such assignee or successor in interest shall thereafter stand in the place of Buyer.

16.           Seller hereby waives the right to assert a counterclaim, other than a mandatory or compulsory counterclaim, in any action or proceeding brought against it by Buyer or its agents, or otherwise offset any obligations to make payments required under the Transaction Documents.  Any assignee of Buyer’s interest in and to the Transaction Documents shall take the same free and clear of all offsets, counterclaims or defenses which Seller may otherwise have against any assignor of such documents, and no such offset, counterclaim or defense shall be interposed or asserted by Seller in any action or proceeding brought by any such assignee upon such documents, and any such right to interpose or assert any such offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Seller.

17.           The Repo Agreement, this Confirmation and the other Transaction Documents and all covenants, agreements, representations and warranties made in the Repo Agreement, this Confirmation and any such Transaction Documents and in the certificates delivered in connection with the same shall continue in full force and effect so long as any of the Obligations are unpaid or such longer period if expressly set forth in the Repo Agreement, this Confirmation or the other Transaction Documents.  All of Seller’s covenants and agreements in the Repo Agreement, this Confirmation or the other Transaction Documents shall inure to the benefit of the respective legal representatives, successors and assigns of Buyer.

18.           This Confirmation may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which taken together shall constitute but one and the same instrument.

19.           This Confirmation and the other Transaction Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements, understandings and negotiations among or between such parties, whether oral or written, are superseded by the terms of this Confirmation and the other Transaction Documents.  No modification, amendment, extension, discharge, termination or waiver of any provision of this Confirmation or of any other Transaction Document, nor consent to any departure by Seller therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given.  Except as otherwise expressly provided herein, no notice to or demand on Seller shall entitle Seller to any other or future notice or demand in the same, similar or other circumstances.  Neither any failure nor any delay on the part of Buyer in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under any other Transaction Document, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege.  In particular, and not by way of limitation, by accepting payment after the due date of any amount payable hereunder or under any other Transaction Document, Buyer shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under the Transaction Documents, or to declare an Event of Default for failure to effect prompt payment of any such other amount.

20.           Notwithstanding the provisions set forth in Section 3(b) of the Repo Agreement, in the event there are any inconsistencies between the terms and provisions of, or the defined terms set forth in, the Repo Agreement and this Confirmation, the terms and provisions and defined terms of this Confirmation shall govern.  The parties hereto acknowledge that each is represented by separate counsel in connection with the negotiation and drafting of the Transaction Documents and that the Transaction  Documents shall not be subject to the principle of construing their meaning against the party that drafted them.

21.           Wherever possible, each provision of this Confirmation and the Repo Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Confirmation or the Repo Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Confirmation and the Repo Agreement.

22.           THE TRANSACTION DOCUMENTS WERE EACH NEGOTIATED IN THE STATE OF NEW YORK AND THE PURCHASE PRICE WAS DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS CONFIRMATION AND THE OTHER TRANSACTION DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THE OTHER TRANSACTION DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA.  TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS ANY TRANSACTION DOCUMENT.

23.           ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST BUYER OR SELLER ARISING OUT OF OR RELATING TO THIS CONFIRMATION OR ANY OTHER TRANSACTION DOCUMENT SHALL BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN NEW YORK COUNTY, NEW YORK AND EACH PARTY WAIVES ANY

OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING.  SELLER DOES HEREBY DESIGNATE AND APPOINT CORPORATION TRUST COMPANY AT 111 EIGHTH AVENUE, NEW YORK, NEW YORK 10011, AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE OF SELLER MAILED OR DELIVERED TO SELLER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON SELLER (UNLESS LOCAL LAW REQUIRES ANOTHER METHOD OF SERVICE), IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK.  SELLER (i) SHALL GIVE PROMPT NOTICE TO BIUYER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (ii) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH OFFICE SHALL BE DESIGNATED AS THE ADDRESS FOR SERVICE OF PROCESS), AND (iii) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

24.           SELLER AND BUYER HEREBY AGREE NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVE ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE TRANSACTION DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH.  THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY SELLER AND BUYER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE.  EITHER PARTY IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY THE OTHER.

25.           All notices, consents, approvals and requests required or permitted hereunder (a “Notice”) shall be given in writing and shall be effective for all purposes if either hand delivered with receipt acknowledged, or by a nationally recognized overnight delivery service (such as Federal Express), or by certified or registered United States mail, return receipt requested, postage prepaid, or by facsimile and confirmed by facsimile answer back, in each case addressed as follows (or to such other address or Person as a party shall designate from time to time by notice to the other party):

If to Buyer:
Greenwich Capital Financial Products, Inc.
600 Steamboat Road
Greenwich, Connecticut 06830
Attention: Mortgage Loan Department (Attn: CMBS Department)
Telecopier (203) 618-2052
With a copy to:
Kaye Scholer LLP
425 Park Avenue
New York, New York 10022
Attention: Stephen Gliatta, Esq.
Telecopier: (212) 836-8689
If to Seller:
Maguire Properties-Holdings V, LLC
1733 Ocean Avenue, 4th Floor
Santa Monica, California 90401
Attention: Mr. Robert F. Maguire III and Paul Rutter, Esq.
Telecopier: (213) 533-5100
With a copy to:
Latham & Watkins LLP
633 West Fifth Street, Suite 4000
Los Angeles, California 90071
Attention: Martha B. Jordan, Esq.
Telecopier: (213) 891-8763

A notice shall be deemed to have been given:  (i) in the case of hand delivery, at the time of delivery; (ii) in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; (iii) in the case of overnight delivery, upon the first attempted delivery on a Business Day; or (iv) in the case of facsimile, upon the confirmation of such facsimile transmission.  Any party may change the address to which any such Notice is delivered, by furnishing ten (10) days’ written notice of such change to the other parties in accordance with the provisions of this Section 25.  Notice for either party may be given by its respective counsel.

[Signatures on Following Page]

Agreed:		Agreed:

MAGUIRE PROPERTIES-HOLDINGS V, LLC, a Delaware limited liability company, as Seller		GREENWICH CAPITAL FINANCIAL PRODUCTS, INC., as Buyer

By:	MAGUIRE PROPERTIES, L.P., a	By:	/s/ LANCE W. HABERIN
	Maryland limited partnership, its sole member		Name: Lance W. Haberin Title: Vice President

By:	MAGUIRE PROPERTIES, INC., a Maryland corporation, its sole general partner

By:	/s/ MARTIN A. GRIFFITHS
Name: Martin A. Griffiths
Title: Executive Vice President & CFO